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                           [LOGO OF H. J. HEINZ CO.]

                                                                      EXHIBIT 5

                                                       September 13, 1995

H. J. Heinz Company
600 Grant Street
Pittsburgh, PA 15219

Re:  Opinion of Counsel as to Legality of Common Stock Being
     Registered Pursuant to H. J. Heinz Company Stock
     Compensation Plan for Non-Employee Directors

Gentlemen:

  I am Senior Vice President-General Counsel of H. J. Heinz Company (the "Company") and am familiar with its Registration Statement on Form S-8 relating to 50,000 shares of the Company's Common Stock, $.25 par value per share (the "Shares") reserved for the purposes of the Company's Stock Compensation Plan for Non-Employee Directors (the "Plan").

  Based on such examination of corporate records, documents and questions of law as I have considered it necessary to examine in order to enable me to furnish this opinion, I am pleased to advise you that in my opinion the Shares reserved for the purpose of the Plan have been duly authorized and the Shares will, when issued in accordance with the Plan, be legally issued, fully paid and non-assessable.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                     Very truly yours,

                                     /s/ Lawrence J. McCabe
                                     Lawrence J. McCabe
                                     Senior Vice President-
                                     General Counsel

LJM/jw